Exhibit 99.7

Execution Copy

OPERATING AGREEMENT

OF

TASCR VENTURES, LLC

(A DELAWARE LIMITED LIABILITY COMPANY)

SEPTEMBER 20, 2022

THE COMPANY MEMBERSHIP INTERESTS REPRESENTED BY THIS OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

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OPERATING AGREEMENT OF

TASCR VENTURES, LLC

THIS OPERATING AGREEMENT (“Agreement”) of TASCR Ventures, LLC, a Delaware limited liability company (the “Company”) formed pursuant to the Delaware Limited Liability Company Act (the “Act”) is entered into as of September 20, 2022, (the “Effective Date”) by and among TM21, LLC, a Delaware limited liability company (“TM21”), Clicks to Bricks, LLC, a Delaware limited liability company (“CTB”), and those Persons identified as Members on Exhibit A, as amended from time to time, and executing this Agreement (collectively referred to as the “Members” and individually as a “Member”), such execution to evidence the mutual agreement of the Members to implement an Operating Agreement under the provisions of the Act, for the purposes and upon the terms and conditions hereinafter set forth. Reference to an Article, Section, or Paragraph means an Article, Section or Paragraph of this Agreement, unless otherwise specified.

PRELIMINARY STATEMENT

A. The Company was formed pursuant to Certificate of Formation filed in the Office of the Delaware Secretary of State on September 8, 2022 (the “Certificate of Formation”).

B. The composition of the membership of the Company is a material consideration to each of the Member’s agreements herein. The Members have joined the Company and executed this Agreement in reliance upon the identity, character, personal trustworthiness, and business abilities of the other Members. Formation and operation of the Company is based on the individual qualities of the Members, and the covenants, duties, and responsibilities set forth herein are personal to the Members and not assignable except as provided herein.

ARTICLE I — ORGANIZATION

SECTION 1.1 - NAME.

The name of the Company is TASCR Ventures, LLC.

SECTION 1.2 - PURPOSES OF BUSINESS.

The purposes for which the Company has been formed and the powers that it may exercise, all being in furtherance, and not in limitation, of the general powers conferred upon limited liability companies by the State of Delaware, are (i) to do any and all lawful activities involving the business of investing in Tuesday Morning Corporation, a Delaware corporation (“TMC”); (ii) to engage in such other business as may be agreed to by the Members (clauses (i) and (ii) collectively referred to herein as the “Business”), and (iii) to do any and all things incidental to the accomplishment of the foregoing purposes, or incidental to the protection and benefit of the Company, including, but not limited to, hiring and terminating employees, agents, independent contractors, attorneys, accountants, and other personnel, all as the Manager (as identified in Section 4.1) shall determine in its sole discretion and authority but subject to the terms otherwise set forth herein including in Section 4.1.

SECTION 1.3 - PLACE OF BUSINESS.

The location of the principal place of business of the Company shall be 1010 N. Florida Avenue, Tampa, Florida 33602, or at such other substituted or additional places of business as may be designated by the Manager.

SECTION 1.4- EFFECTIVE DATE AND TERM.

This Agreement shall be effective as of the date hereof, and the Company shall continue for a perpetual term, unless earlier dissolved and terminated pursuant to the Act or any other provisions of this Agreement. The Manager shall cause the Company to file such documents as may be required to permit the Company to carry on its business in the State of Delaware and any other jurisdiction in which the Company desires to conduct business.

SECTION 1.5 - NAME, ADDRESS, CAPITAL CONTRIBUTIONS, UNITS AND PERCENTAGE INTERESTS OF MEMBERS.

The names, addresses, Capital Contributions, Units, and Percentage Interests of the Members shall be as set forth on Exhibit A attached hereto and made a part hereof. Exhibit A shall be amended as may be necessary or appropriate by the Manager to reflect Transfers of Membership Interests or issuances of additional Membership Interests or other changes in the Members or their Capital Contributions, Units, or otherwise in their Membership Interests as permitted herein.

SECTION 1.6 - NAME AND ADDRESS OF REGISTERED AGENT.

The Company’s Agent for service of process, as required under the Act, shall be CT Corporation. The address of such Agent is 1209 Orange Street, Wilmington, Delaware 19801.

SECTION 1.7 – DEFINITIONS.

For purposes of this Agreement and the Tax Appendix, the terms and phrases listed below shall be defined as follows:

(a) “Act” means the Delaware Limited Liability Company Act.

(b) “Affiliate” or “Affiliated Person” means, when used with reference to a specified Person, a person or entity that (i) directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with a specified person; (ii) is an officer, director, general partner, trustee or manager of such person, or of a person described in clause (i) of this sentence; or (iii) which has at least 20% of its equity securities beneficially owned by the same individual. A Person will be deemed to be “Controlled by” another Person if such other Person possesses, directly or indirectly, power either (i) to vote greater than 20% of the securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise, and “Control” will have a correlative meaning.

(c) “Agreement” means this Operating Agreement as amended, modified, supplemented, or restated from time to time, and includes all Appendices and Exhibits attached hereto.

(d) “Ayon” means TM21, Ayon Capital, and their Affiliates.

(e) “Ayon Capital” means Ayon Capital, L.L.C., a Florida limited liability company.

(f) “Ayon Principals” means Siddhartha Pagidipati.

(g) “Budget” has the meaning set forth in Section 4.1(i).

(h) “Budget Expense” means a preapproved expense of the Company set forth in the Budget, or an expense critical to the Company, as determined by the Manager in its reasonable discretion and in good faith.

(i) “Business” has the meaning set forth in Section 1.2.

(j) “Capital Account” means an individual account maintained by the Company for each Member, which shall be established and maintained by the Company in accordance with the Regulations under Code Section 704(b). No interest shall be paid on or charged against the balance in such account. A Member’s Capital Account shall initially be equal to the amount of such Member’s Capital Contribution.

(k) “Capital Contribution” means the total amount of cash and the net fair market value of property actually contributed to the Company by a Member (and the predecessor holders of such Membership Interests). For purposes of this Agreement, the phrase “net fair market value of property” means the gross fair market value of property, reduced by liabilities assumed by the Company or to which such property is subject.

(l) “Capitalization Guaranty” has the meaning set forth in Section 2.1(e)(i).

(m) “Cash Flow” of the Company with respect to any period means all cash receipts of the Company from any source (including but not limited to cash from operations, compensation, or fees and cash from reserves from prior Cash Flow that the Manager determines are no longer needed to be reserved or otherwise used) less the portion thereof: (i) used to pay cash disbursements in connection with the Company’s activities (including, but not limited to, debt service, operating expenses, compensation, fees and reimbursements paid to the Members or their Affiliates in accordance with Articles IV and V and the repayment of loans made by a Member to the Company, plus accrued interest); and (ii) used to establish such reserves for capital improvements, working capital, or otherwise, as the Manager shall deem to be reasonably necessary or appropriate in its absolute discretion in the efficient conduct of the business of the Company; except, however, that Cash Flow shall not include any proceeds from Liquidation Proceeds.

(n) “Certificate of Formation” has the meaning set forth in paragraph A of the Preliminary Statements.

(o) “Code” means the United States Internal Revenue Code of 1986, as amended.

(p) “Company Affiliate” means an Affiliate of the Company.

(q) “Continuous Co-Sale Right” has the meaning set forth in Section 4.1(j)(i).

(r) “Control Shift Event” a “Control Shift Event” shall be deemed to have occurred if, prior to TM21 receiving the TM21 Preferred Return pursuant to the terms of this Agreement, any one of the following events occurs:

(i)

After seven (7) fiscal quarters of TMC following the Effective Date, (i) TMC does not have positive earnings before interest, taxes, depreciation, and amortization (“EBITA”) in the most recent prior fiscal quarter, AND (ii) the price per share of TMC has not increased at least three-fold based on the price per share of TMC as of the Effective Date, in all cases based on the Bloomberg Volume Weighted Average Price of the shares of TMC over the six month prior period; or

(ii)

After eight (8) fiscal quarters of TMC following the Effective Date, (i) TMC does not have positive EBITA in the most recent two prior fiscal quarters, AND (ii) the price per share of TMC has not increased at least three-fold based on the price per share of TMC as of the Effective Date, in all cases based on the Bloomberg Volume Weighted Average Price of the shares of TMC over the six month prior period; or

(iii)

After ten (10) fiscal quarters of TMC following the Effective Date, (i) TMC does not have positive EBITA in the most recent prior fiscal year, AND (ii) the price per share of TMC has not increased at least three-fold based on the price per share of TMC as of the Effective Date, in all cases based on the Bloomberg Volume Weighted Average Price of the shares of TMC over the six month prior period.

(s) “Co-Sale Cap” has the meaning set forth in Section 4.1(j)(i).

(t) “CPI Index” shall mean the Consumer Price Index for All Urban Consumers (CPI-U) in the Dallas-Forth Worth-Arlington area, published by the United States Bureau of Labor Statistics.

(u) “CTB” means Clicks to Bricks, LLC, a Delaware limited liability company.

(v) “CTB Board Members” has the meaning set forth in Section 4.7.

(w) “CTB Manager” has the meaning set forth in Section 4.1(e).

(x) “CTB Preferred Return” means an amount equal to three (3) times the amount of CTB’s Initial Capital Contribution, i.e., $30,000,000.

(y) “Deadline” has the meaning set forth in Section 2.1(b)(i).

(z) “Effective Date” means the date of this Agreement as set forth above.

(aa) “Election Date” has the meaning set forth in Section 6.1(g)(i)(A).

(bb) “Electronic Transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process. For purposes of this Agreement, any communication sent by Electronic Transmission shall be treated as being in writing.

(cc) “Event of Withdrawal” means an event resulting in a Member being a Withdrawn Member.

(dd) “Exercising Members” has the meaning set forth in Section 6.1(b)(ii).

(ee) “Expiration Date” has the meaning set forth in Section 5.1(d).

(ff) “ICC Non-Contributing Member” has the meaning set forth in Section 2.1(a)(ii).

(gg) “Indemnified Persons” has the meaning set forth in Section 5.2(c).

(hh) “Initial Capital Contribution” has the meaning set forth in Section 2.1(a)(i).

(ii) “Key Principals” means Taino A. Lopez and Alexander Mehr.

(jj) “Liquidation” means the event and/or act which occurs on the earlier of: (i) the date upon which the Company is terminated under Code Section 708(b)(1), or (ii) the date upon which the Company ceases to be a going concern.

(kk) “Liquidation Proceeds” means the proceeds and assets available for distribution to creditors and Members upon or pursuant to the termination and liquidation of the Company, including the proceeds available from the sale of all or a portion of the Company’s assets in connection with a liquidation of the Company.

(ll) “Manager” is a Person designated as a Manager pursuant to the terms herein and who is responsible for managing or participating in the management of the Company, and any successor of a Manager who is appointed as a Manager in accordance with the provisions of this Agreement. A Manager need not be a Member.

(mm) “Manager Default” means any of the following events: (i) at any time prior to TM21 receiving a return of its Initial Capital Contribution pursuant to this Agreement, (A) the bankruptcy of REV, CTB, TM21, or Ayon, or (B) the fair market value of REV, CTB, TM21, or Ayon decreases by at least seventy five percent (75%) from the fair market value of such entity as of the Effective Date, as determined by the Manager in good faith and reasonable discretion; (ii) any of the Key Principals or Ayon Principals is convicted of, with respect to the SPV or TMC, (A) willful misconduct, or (B) gross negligence; (iii) any of the Key Principals or Ayon Principals (A) commits any criminal conduct or otherwise commits, or is accused by a third party of committing, any act which is considered highly offensive and brings the Company or TMC into public disrepute, contempt, scandal, ridicule, or which shocks or offends a substantial portion or group of the public and has been reported by reputable media outlets (e.g., by multiple print publications, television programs, or radio programs) public things, and (B) such conduct results in such Key Principal or Ayon Principal being removed as a director from the board of TMC (which, if such removal is voted on by the board of TMC, such vote shall include the vote of the TM21 Board Members as to a Key Principal or CTB Board Members as to an Ayon Principal, as applicable); or (iv) either of the Key Principals or Ayon Principals is convicted of: (A) willful misappropriation of funds and/or property, (B) fraud, or (C) a felony.

(nn) “Member” means a Person who is named in this Agreement as a Member owning a Membership Interest, and any Person who later owns a Membership Interest pursuant to the provisions of this Agreement.

(oo) “Member Option Period” has the meaning set forth in Section 6.1(b)(ii).

(pp) “Membership Interest” or “Interest” shall mean a Member’s Capital Account, share of Profits, Losses and cash distributions, other economic rights, and voting and other rights in the Company in the capacity of a Member.

(qq) “Net Initial Capital Contribution” of any Member shall be equal to the excess of the aggregate Initial Capital Contributions of such Member over the aggregate distributions to such Member pursuant to Section 3.1(a)(i) and Section 4.1(j) with respect to TM21 and Section 3.1(a)(ii) and Section 4.1(j) with respect to CTB.

(rr) “Non-Contributing Member” has the meaning set forth in Section 2.1(b)(ii).

(ss) “Nondiscretionary Obligation” means any amount owed by the Company in respect of (i) taxes; (ii) required debt-service payments; (iii) utilities expenses; (iv) insurance premiums; and (v) amounts required to be paid pursuant to a final order, judgment or decree of any court of governmental body.

(tt) “Non-Paying Member” has the meaning set forth in Section 2.1(d).

(uu) “Offered Interest” has the meaning set forth in Section 6.1(b)(i).

(vv) “Other Members” means any Member who is not one of the Members desiring to Transfer their Units to a Third Party pursuant to Section 6.1(c) that is required to give the Tag-Along Notice.

(ww) “Participation Notice” has the meaning set forth in Section 6.1(c)(i).

(xx) “Partnership Audit Provisions” means Subchapter C of Chapter 63 of the Code, as modified by Section 1101 of the Bipartisan Budget Act of 2015, Pub. L. No. 114-74, and any successor statutes thereto or Treasury Regulations promulgated thereunder.

(yy) “Percentage Interest” is the percentage determined from time to time by dividing the number of Units (regardless of class) that a Member owns by the total number of outstanding Units (regardless of class) held by all Members as set forth on Exhibit A hereto, as amended from time to time. Any adjustment to a Member’s Percentage Interest pursuant to the Agreement shall directly and correlatively adjust such Member’s Units. The Manager shall amend Exhibit A pursuant to Section 7.1(b) to reflect any adjustment to the outstanding Units of the Company.

(zz) “Person” means any individual, partnership, limited liability company, corporation, trust, estate, or other entity, as the context may require.

(aaa) “Pier 1” means Pier 1 Imports, Inc., a Delaware corporation.

(bbb) “Prohibited Member Transfer” has the meaning set forth in Section 6.3.

(ccc) “Prohibited Transfer” has the meaning set forth in Section 6.3.

(ddd) “Regulations” means the Income Tax Regulations issued by The United States Treasury Department, as the same may be amended from time to time.

(eee) “Remaining Members” has the meaning set forth in Section 6.1(b)(i).

(fff) “REV” means Retail Ecommerce Ventures, LLC, a Delaware limited liability company.

(ggg) “REV Units” has the meaning set forth in Section 2.1(e)(i).

(hhh) “ROFR Notice” has the meaning set forth in Section 6.1(b)(ii).

(iii) “ROFR Selling Member” has the meaning set forth in Section 6.1(b)(i).

(jjj) “ROFR Third Party” has the meaning set forth in Section 6.1(b)(i).

(kkk) “Securities Acts” has the meaning set forth in Section 11.3.

(lll) “Service” has the meaning set forth in Section 4.6(a).

(mmm) “Stipulated Rate” means three percent (3%) over the rate of interest reported from time to time in The Wall Street Journal as being the “prime rate” then in effect, changing as such rate changes effective as of the date such change in rate is reported in the Wall Street Journal. In the event the “prime rate” shall for any reason cease to be reported in The Wall Street Journal, the Prime Rate shall thereafter mean the rate announced from time to time by Citibank, N.A., as being its “prime rate” for commercial banking customers, changing as such rate changes effective as of the date such change in rate is publicly announced by Citibank, N.A.

(nnn) “Subsequent Non-Contributing Member” has the meaning set forth in Section 2.1(c)(ii).

(ooo) “Tag-Along Notice” has the meaning set forth in Section 6.1(c).

(ppp) “Tax Matters Representative” has the meaning set forth in Section 4.6(a).

(qqq) “Termination Event” has the meaning set forth in Section 2.1(e)(i).

(rrr) “Third Party” has the meaning set forth in Section 6.1(c).

(sss) “Third Party Offer” has the meaning set forth in Section 6.1(b)(i).

(ttt) “TM21” means TM21, LLC, a Delaware limited liability company.

(uuu) “TM21 Board Members” has the meaning set forth in Section 4.7.

(vvv) “TM21 Manager” has the meaning set forth in Section 4.1(e).

(www) “TM21 Preferred Return” means an amount equal to three (3) times the amount of TM21’s Initial Capital Contribution, i.e., $66,000,000.

(xxx) “TMC” has the meaning set forth in Section 1.2.

(yyy) “Transfer” means sell, transfer, assign, pledge, or otherwise directly or indirectly dispose of or encumber, voluntarily or involuntarily (including, without limitation, disposition by way of intestacy, will, gift, bankruptcy, execution, hypothecation, seizure or sale of legal process, operation of law or otherwise).

(zzz) “Trustee-in-Liquidation” means the Person who is appointed under Section 9.1(c) to wind up the affairs of the Company in the absence of a Manager.

(aaaa) “Unit” means a unit of ownership in the Company having such rights and preferences as provided herein for such Class of Units. The currently-outstanding Units of the Company shall be set forth on Exhibit A, as amended. Unless otherwise specifically agreed to by the transferor-Member and transferee, any Transfer of a Unit shall be deemed to include a proportionate share of such transferor-Member’s economic rights in such Class of Units being transferred (e.g. Capital Account balance) equal to the percentage of the transferor-Member’s Units of such Class being transferred.

(bbbb) “Withdrawn Member” has the meaning set forth in Section 6.4.

ARTICLE II — CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

SECTION 2.1 - REQUIRED CAPITAL CONTRIBUTIONS.

(a) Capital Contributions.

(i) Initial Capital Contributions. The Members’ initial Capital Contributions to the Company are specified on Exhibit A attached hereto and made a part hereof (the “Initial Capital Contribution”). Each Member agrees to satisfy the Member’s Initial Capital Contribution immediately upon the execution of this Agreement. Except as specified in this Agreement, no Member will be obligated to make an additional Capital Contribution to the Company to restore a deficit Capital Account balance or otherwise, and no Member will be personally liable for the debts and liabilities of the Company, except such debts or liabilities as may be specifically agreed to by such Members.

(ii) Failure to Contribute Initial Capital Contribution. If a Member fails to contribute such Member’s Initial Capital Contribution (the “ICC Non-Contributing Member”), any one or more of the other Members may elect to advance the same in proportion to such advancing Members’ respective Percentage Interests (or as they may otherwise agree among themselves), and at the option of any Member so advancing such additional funds, by notice to the Company and the ICC Non-Contributing Member in writing within seven (7) days of making such advance, shall be entitled to elect to apply the provisions of either (A) or (B) below:

A. Each advancing Member may elect to treat such advance as a nonrecourse loan to the Non-Contributing Member, payable on demand, with interest thereon at a rate equal to eighteen percent (18%) during the pendency of the loan. Such lending Member(s) shall have a lien upon the Membership Interest of the Non-Contributing Member as security for the loan and interest accrued thereon. The loan shall be treated as used to make the Non-Contributing Member’s share of the additional Capital Contribution. The Non-Contributing Member hereby directs the Company to pay the Non-Contributing Member’s share of any Company distributions to the lending Member(s) for application upon the loan until the loan has been paid in full. This direction is non-revocable unless the revocation is consented to in writing by the lending Member(s). Notwithstanding the lien that the lending Member(s) has upon the Non-Contributing Member’s Membership Interest as security for the loan, the Non-Contributing Member shall not be personally liable to the lending Member(s) for all or any portion of the loan and interest accrued thereon, and the lending Member(s) may collect the amount loaned solely from the Non-Contributing Member’s share of Company distributions or from the proceeds of the sale of the Non-Contributing Member’s Membership Interest.

B. Each advancing Member may elect to treat such advance as an addition to the Capital Contributions of the Member so advancing the same, and in such case the advancing Member shall be entitled to a ratable increase in such Member’s respective Percentage Interest, which increase shall reduce the interest of the ICC Non-Contributing Member as set forth in Section 2.1(a)(iii).

In the event that the advancing Member does not specify in writing this election between (A) and (B) above within seven (7) days of making such advance, then alternative (A) shall apply.

(iii) If one or more Members fails to make a requested Initial Capital Contribution, to the extent the Members do not advance such capital pursuant to Section 2.1(a)(ii)(A), the Members’ collective Percentage Interests shall be adjusted to fairly account for the additional Capital Contributions so that the ICC Non-Contributing Member’s Percentage Interest is reduced by the same percentage points as the ICC Non-Contributing Member’s percentage share of the Company’s aggregate Capital Contributions is reduced by the ICC Non-Contributing Member’s failure to make the additional Capital Contribution (e.g., if the ICC Non-Contributing Member’s share of the Company’s Capital Contribution is reduced from 50% to 40% and immediately prior to such failure, the ICC Non-Contributing Member’s Percentage Interest was 45%, then such failure shall reduce the ICC Non-Contributing Member’s Percentage Interest to 35%) and the advancing Members shall have their respective Percentage Interest increased by the corresponding amount in the same proportion as they contributed the funds to make up for the ICC Non-Contributing Member’s failure to fund the Initial Capital Contributions.

(b) Additional Funds for Budget Expenses.

(i) Additional Funds. If in addition to the prior Capital Contributions of the Members, additional funds are required to pay a Budget Expense, the Manager may require additional Capital Contributions from the Members. In order to request additional Capital Contributions, the Manager shall send written notice to each Member stating: (i) the amount of additional Capital Contributions required to be received from all Members, (ii) the Capital Contribution required to be made by each such Member, which shall be made in proportion to each such Member’s respective Percentage Interest, and (iii) the time deadline (the “Deadline”) for such additional Capital Contributions to be made. No creditor of the Company shall be entitled to request the Members to make additional Capital Contributions and this Section 2.1(b) shall not confer any rights on any creditor to require any Member to make a Capital Contribution.

(ii) Failure to Contribute Additional Funds. If a Member fails to contribute the Member’s share of additional funds to the Company as required pursuant to Section 2.1(b)(i) by the Deadline (the “Non-Contributing Member”), any one or more of the other Members may elect to advance the same in proportion to such advancing Members’ respective Percentage Interests (or as they may otherwise agree among themselves), and such advance shall be treated as a nonrecourse loan to the Non-Contributing Member, payable on demand, with interest thereon at a rate equal to eighteen percent (18%) during the pendency of the loan. Such lending Member(s) shall have a lien upon the Membership Interest of the Non-Contributing Member as security for the loan and interest accrued thereon. The loan shall be treated as used to make the Non-Contributing Member’s share of the additional Capital Contribution. The Non-Contributing Member hereby directs the Company to pay the Non-Contributing Member’s share of any Company distributions to the lending Member(s) for application upon the loan until the loan has been paid in full. This direction is non-revocable unless the revocation is consented to in writing by the lending Member(s). Notwithstanding the lien that the lending Member(s) has upon the Non-Contributing Member’s Membership Interest as security for the loan, the Non-Contributing Member shall not be personally liable to the lending Member(s) for all or any portion of the loan and interest accrued thereon, and the lending Member(s) may collect the amount loaned solely from the Non-Contributing Member’s share of Company distributions or from the proceeds of the sale of the Non-Contributing Member’s Membership Interest.

(c) Additional Funds for Items Other Than Budget Expenses.

(iii) Additional Funds. Any additional Capital Contributions to the Company in excess of the Initial Capital Contributions and not used to pay a Budget Expense shall be made in such amounts and at such times as may be agreed upon by the unanimous written consent of the Members.

(iv) Failure to Contribute Additional Funds. If a Member fails to contribute the Member’s share of additional funds to the Company as required pursuant to Section 2.1(c)(i) by the deadline agreed upon by the Members (the “Subsequent Non-Contributing Member”), any one or more of the other Members may elect to advance the same in proportion to such advancing Members’ respective Percentage Interests (or as they may otherwise agree among themselves), and such advance shall be treated as a nonrecourse loan to the Subsequent Non-Contributing Member, payable on demand, with interest thereon at a rate equal to eighteen percent (18%) during the pendency of the loan. Such lending Member(s) shall have a lien upon the Membership Interest of the Subsequent Non-Contributing Member as security for the loan and interest accrued thereon. The loan shall be treated as used to make the Subsequent Non-Contributing Member’s share of the additional Capital Contribution. The Subsequent Non-Contributing Member hereby directs the Company to pay the Subsequent Non-Contributing Member’s share of any Company distributions to the lending Member(s) for application upon the loan until the loan has been paid in full. This direction is non-revocable unless the revocation is consented to in writing by the lending Member(s). Notwithstanding the lien that the lending Member(s) has upon the Subsequent Non-Contributing Member’s Membership Interest as security for the loan, the Subsequent Non-Contributing Member shall not be personally liable to the lending Member(s) for all or any portion of the loan and interest accrued thereon, and the lending Member(s) may collect the amount loaned solely from the Subsequent Non-Contributing Member’s share of Company distributions or from the proceeds of the sale of the Subsequent Non-Contributing Member’s Membership Interest.

(d) Payment by Members of Withholding/Entity Tax. Notwithstanding any other provision of this Section 2.1, ten (10) days after written demand from the Company, each Member agrees to pay to the Company an amount equal to the portion of any withholding/entity tax imposed by any government authority (including any required estimated withholding/entity tax payments) and owed by the Company on account of such Member’s Membership Interest in the Company, plus any interest and penalties imposed on the withholding/entity tax liability of the Company resulting from the Member not timely paying the amount timely requested by the Company under this Section. The Company also has the right to withhold from a Member’s distributions payable under this Agreement such withholding/entity tax payment (including estimated withholding/entity tax payments) to be paid within one hundred twenty (120) days after the date the distribution is otherwise payable. Any amount a Member fails to pay as required by this Section 2.1(d) shall be treated as a recourse loan, payable on demand to the Company with interest thereon at the Stipulated Rate during the pendency of the loan, and the Company shall have a lien upon the Membership Interest of such non-paying Member (the “Non-Paying Member”) as security for the loan and interest accrued thereon. The Non-Paying Member hereby directs the Company to pay the Non-Paying Member’s share of any Company distributions to the Company for application upon the loan until the loan has been paid in full. This direction is non-revocable unless the revocation is consented to in writing by all of the Members of the Company. Notwithstanding the lien that the Company has upon the Non-Paying Member’s Membership Interest as security for the loan, the Non-Paying Member is and agrees to be liable to the Company for the full amount of the loan and all interest accrued thereon, and the Company may collect the amount loaned and interest by whatever legal remedies deemed appropriate without the suit being deemed a Company accounting or a suit seeking dissolution of the Company. The Company shall also comply, and the Members shall provide any assistance as may reasonably be required by the Company in order to comply, with any and all other withholding or reporting obligations, imposed under the Code or any other foreign, state or local law with respect to the Company or a Member’s Interest.

(e) Capitalization Guaranty.

(i) In the event that, upon a liquidation of the Company pursuant to Section 9.1 hereof, (a “Termination Event”), TM21 does not receive back all of its then outstanding Net Initial Capital Contribution pursuant to Section 9.2(c), the Key Principals shall transfer to TM21 units of REV (the “REV Units”) in an amount equal in value to the portion of the then outstanding Net Initial Capital Contribution of TM21 that has not been returned to TM21 pursuant to Section 9.2(c). The number of REV Units shall be based on a per REV Unit valuation equal to $5.00 per REV Unit (which price per REV Unit is based on a market cap of REV equal to $300,000,000), for a maximum number of REV Units to be transferred to TM21 pursuant to this Section 2.1(e) equal to 4,400,000 REV Units (the “Capitalization Guaranty”).

(ii) In furtherance of the Capitalization Guaranty, the Key Principals hereby agree that, within thirty (30) days of the Effective Date, the Key Principals shall transfer the number of REV Units sufficient to cover the Capitalization Guaranty to a separate escrow account.

(iii) Notwithstanding anything to the contrary in this Section 2.1(e), the Key Principals shall no longer have any obligation pursuant to the Capitalization Guaranty, such Capitalization Guaranty shall expire, and the REV Units held in escrow shall automatically and without any further action on the party of the Company, TM21, or the Key Principals, be released to the Key Principals, upon the Net Initial Capital Contribution of TM21 being reduced to zero ($0) pursuant to the terms of this Agreement.

SECTION 2.2 - CAPITAL ACCOUNTS.

(a) Maintenance of Capital Accounts. An individual Capital Account will be maintained by the Company for each Member, and no interest will be paid on or charged against the balance in such account. The Capital Accounts of the Members shall be maintained in accordance with the Regulations issued pursuant to Code Section 704(b).

(b) Increases. Each Member’s Capital Account shall be increased by: (i) such Member’s Capital Contributions; (ii) such Member’s share of Profits or items thereof that are allocated to such Member pursuant to this Agreement; and (iii) all other amounts that are required pursuant to the Regulations under Code Section 704(b). For purposes of this Agreement, a Member’s Capital Contribution shall be equal to the amount of cash, plus the fair market value of property contributed to the Company, net of any liabilities which the Company assumes or to which such property is subject.

(c) Decreases. Each Member’s Capital Account shall be decreased by: (i) any distributions to such Member of cash or property to the extent of the net fair market value thereof (net of any liabilities that the Member assumes or to which such property is subject); (ii) such Member’s distributive share of Company Losses or items thereof that are allocated to such Member pursuant to this Agreement; and (iii) such other items as are required pursuant to the Regulations under Code Section 704(b).

(d) Transfer of Interest. If a Member transfers all or any portion of such Member’s Membership Interest to another Person pursuant to Article VI of this Agreement, the Capital Account (or ratable portion thereof) that is attributable to the transferred Interest shall be transferred to the transferee.

SECTION 2.3 - RETURN OF CONTRIBUTIONS; DISSOLUTION OF THE COMPANY.

No Member shall be entitled to a return of any portion of any Capital Contribution or Capital Account balance except as specifically provided in this Agreement. Except as provided herein, no Member shall, in such Member’s capacity as a Member, have the right or authority to cause the dissolution of the Company.

ARTICLE III— ALLOCATION OF PROFITS, LOSSES AND DISTRIBUTIONS

SECTION 3.1 - CASH DISTRIBUTIONS.

(a) Distributions of Cash Flow. The Cash Flow and any other property held by the Company and not required in the operation of the Company’s business (including the establishment of reasonable reserves) will be distributed to the Members, from time to time, at the discretion of the Manager. No Member shall be entitled to make withdrawals from such Member’s Capital Account or from the Company’s capital, except to the extent of distributions made pursuant to this Section 3.1 or Section 4.1(j). Except as provided in this Agreement or as agreed to by the Manager, no Member shall receive compensation for services rendered to the Company. All distributions of the Cash Flow or other property so distributed shall be distributed among the Members in the following order and priority:

(i)

First, to the Members who have made loans to the Company until such Members have received aggregate distributions equal to: (x) all accrued but unpaid interest with respect to such member loans; and then (y) the unreturned original principal amount of such member loans;

(ii)	Second, to TM21 in an amount equal to TM21’s Net Initial Capital Contribution, until the Net Initial Capital Contribution of TM21 has been reduced to zero ($0);

(iii)	Third, to CTB in an amount equal to CTB’s Net Initial Capital Contribution, until the Net Initial Capital Contribution of CTB has been reduced to zero ($0);

(iv)

Fourth, to each of TM21 and CTB, pro rata, in accordance with their respective Percentage Interests, until TM21 has received an aggregate amount pursuant to this Section 3.1(a)(iv), Section 3.1(a)(ii), and Section 4.1(j) equal to the TM21 Preferred Return and CTB has received an aggregate amount pursuant to this Section 3.1(a)(iv), Section 3.1(a)(iii), and Section 4.1(j) equal to the CTB Preferred Return;

(v)

Thereafter, the remainder shall initially be allocated between CTB and TM21, pro rata based on their Percentage Interests. The amount initially allocated to TM21 pursuant to this Section 3.1(a)(v) shall further be allocated 20% to the Key Principals (or their Affiliates as designated in Exhibit A attached hereto) in their capacity as Members (or an Affiliate thereof) (with 10% allocated to each Key Principal) and 80% to TM21.

An illustrative hypothetical waterfall demonstrating the operation of this Section 3.1(a) is attached hereto as Exhibit B.

(b) Income Tax Distributions. Notwithstanding anything to the contrary in Section 3.1(a) of this Agreement, the Company agrees to make distributions of cash to its Members in each calendar year, or succeeding calendar year, in sufficient amounts for the Members to pay on a timely basis federal, state, and local income taxes, including any required estimated income tax payments, on the Company’s taxable income and gain (net of deductions and credits) for such calendar year to the extent distributions made under Section 3.1(a) and Section 4.1(j) for such year are not sufficient for this purpose. For the purposes of determining the amount of such distributions, each Member is deemed to be a resident of the City of New York, the State of New York, and to be taxed at the highest marginal federal, state, and local income tax rates applicable to married individuals residing in such jurisdictions filing a joint tax return and to fully utilize any losses, deductions, and credits passed through under Code Section 702 excluding any income, gain, loss or deduction resulting from the application of Code Section 704(c). Anything to the contrary herein notwithstanding, no distributions shall be made to any Member pursuant to this Section at any time when payments on any Company obligation shall be considered delinquent or if such payment would cause the Company to default on any Company obligation. Whether such delinquency or default shall occur will be reasonably determined by the Manager in good faith. All distributions under this Section 3.1(b) will be made among the Members in proportion their allocable share of taxable income as determined under the Tax Appendix for such calendar year. Any amount distributed under this Section 3.1(b) shall be treated as distributions under Section 3.1(a) and Section 4.1(j) in the order they would otherwise have been distributed under those Sections and shall be credited against amounts otherwise distributable under those Sections.

(c) Distribution of Liquidation Proceeds. Liquidation Proceeds shall be distributed in accordance with Section 9.2.

(d) Distributions of TMC Equity or Cash. The Manager shall be permitted to make any distributions required to be made to the Members pursuant to this Agreement in the form of cash or equity of TMC. Whether a Member receives a distribution in the form of cash or equity of TMC shall be the decision of the Member entitled to such distribution.

SECTION 3.2 - ALLOCATION OF PROFITS AND LOSSES.

Profits and Losses shall be allocated among the Members in accordance with the provisions of the Tax Appendix attached hereto and incorporated herein.

SECTION 3.3 – ACCOUNTING.

Subject to and as further set forth herein including in Section 5.1, the Company books and accounting for all purposes shall be kept on such basis as the Manager may determine. The taxable and fiscal year of the Company shall be the calendar year, or as otherwise determined by the Manager. On a timely basis following the end of the Company’s taxable year, the Manager shall use its reasonable efforts to provide the Members: (a) such information as is necessary for the preparation by the Members of their federal income tax return and State income or other tax returns; and (b) annual financial statements and such other information as, in the judgment of the Manager, is reasonably necessary to advise the Members of the results of the operation of the Company.

ARTICLE IV — MANAGEMENT OF COMPANY

SECTION 4.1 - MANAGEMENT OF COMPANY.

(a) Designation of Manager. Except for decisions that approval of the Members is otherwise expressly required by this Agreement or other nonwaivable provisions of the Act, all powers and authority of the Company shall be exercised by or under the direction of one manager (the “Manager”). The Members hereby appoint CTB to serve as the initial Manager of the Company.

(b) Powers of Manager. Except for those Major Decisions set forth in Section 4.1(c) which require the unanimous consent of the Members, those items as otherwise set forth herein, and other nonwaivable provisions of the Act, the Manager shall conduct, direct and exercise full control over all activities of the Company. All management powers over the business and affairs of the Company shall be exclusively vested in the Manager. The Manager shall have the sole power and authority to bind or take any action on behalf of the Company, or to exercise any rights and powers (including the rights and powers to take certain actions, give or withhold certain consents or approvals, or make certain determinations, opinions, judgments, or other decisions) granted to the Company (i) under this Agreement or any other agreement, instrument, or other document to which the Company is a party or (ii) pursuant to applicable law or regulation.

(c) Major Decisions. The following decisions affecting the Company and/or TMC, shall require the unanimous written consent of the Members:

(i)	Approval of or proceeding with any other investments separate from the Company’s investment in TMC;

(ii)	Modifications or amendments to this Agreement, the Certificate of Formation or any other organizational document of the Company;

(iii)	Subject to Section 6.1(b), admission of any new Member to the Company or permitting the direct or indirect transfer or allocation of any Unit to a third party;

(iv)	The issuance to any Person, including a Member or Affiliate, of any warrants, options or other rights to subscribe for or purchase any additional Unit or Membership Interests in the Company;

(v)	Enter into any partnership or joint venture arrangements;

(vi)	Bankruptcy, dissolution, merger, or other reorganization;

(vii)	Subject to Section 3.1(d) and Section 4.1(j), marketing for sale or selling or otherwise transferring the equity of TMC or any portion thereof;

(viii)	Subject to Section 3.1(d), making any distributions other than cash distributions;

(ix)	Providing any guaranty or material indemnity;

(x)	Using the assets of the Company as collateral or security for any loan or financing transaction;

(xi)

Borrowing funds or entering into any secured or unsecured loan, financing or refinancing transaction; approving the terms of any loan documents or financing transaction; and amending or modifying the terms and conditions of any loan documents for any loan, financing or refinancing, unless contemplated in an approved business plan;

(xii)	Legal proceedings not in the ordinary course of business or involving amounts in excess of $100,000;

(xiii)	Expenditures or investments not made in accordance with the approved Budget; or

(xiv)

Approving or entering into, amending in any material respect, waiving or terminating any agreement, arrangement or understanding (including any license agreements) between or among the Company, on the one hand, and a Member or any of their respective Affiliates, on the other hand.

(d) Decisions of Manager. Except as otherwise provided in this Agreement, decisions of the Manager shall require the affirmative vote of the Manager then in office.

(e) Term of Office; Resignations. The Manager shall hold office until such Manager’s earlier resignation, or removal from office as a result of a Manager Default, or removal from office as a result of a Control Shift Event (either of the foregoing removal actions to be at the sole discretion of TM21 with respect to removal of a CTB Manager or CTB with respect to removal of a TM21 Manager). Any Manager may resign at any time by written statement to that effect delivered to the Company, such resignation to take effect immediately or at such later time as the Manager may specify. In the event of any vacancy of a Manager caused by such Manager’s resignation, the vacancy shall be filled a new Manager selected by CTB if the resigning Manager is a CTB Manager and selected by TM21 if the resigning Member is a TM21 Manager. In the event of any vacancy of a Manager initially appointed by CTB (the “CTB Manager”) caused as a result of a Manager Default or Control Shift Event, the vacancy shall be filled by a new Manager selected by TM21. In the event of any vacancy of a Manager initially appointed by TM21 (the “TM21 Manager”) caused as a result of a Manager Default or Control Shift Event, the vacancy shall be filled by a new Manager selected by CTB. Notwithstanding anything in this Agreement to the contrary, CTB, in its capacity as the initial Manager of the Company, shall be deemed a CTB Manager for purposes of this Agreement.

(f) Regular Meetings. Upon notice duly given, regular meetings of the Manager may be held at such times and places within or without the State of Delaware (or through use of telephone or other communications equipment if all persons participating can hear each other) as may be determined by the Manager. Unless otherwise indicated in the notice of a regular meeting, any business may be transacted at that regular meeting.

(g) Special Meetings. Special meetings of the Manager may be held at any time within or without the State of Delaware (or through use of telephone or other communications equipment if all persons participating can hear each other) upon call by the Manager.

(h) Action Without a Meeting. Any action that may be authorized or taken at a meeting of the Manager may be authorized or taken without a meeting with the affirmative vote or approval of, and in a writing or writings signed by the Manager otherwise required to grant its consent for such action at a meeting, which writing or writings shall be filed with or entered upon the records of the Company.

(i) Preparation of Budget. Not less than sixty (60) calendar days prior to each fiscal year of the Company (other than the initial fiscal year which shall be prepared within six (6) months from the Effective Date), the Manager shall prepare and submit to the Members for approval by the Members, which approval shall not be unreasonably withheld, conditioned or delayed, a proposed budget for such fiscal year (the “Budget”). Within fifteen (15) calendar days after a proposed Budget is submitted to the Members for approval, the Members shall send written notice to the Manager either (x) approving such Budget, in which event it shall become the approved Budget for the following fiscal year or (y) objecting to such proposed Budget and providing in reasonable detail an explanation as to the matters to which it objects including suggestions for resolving its objections. In the event that the Members object to the proposed Budget pursuant to clause (y) above, the Members and the Manager shall cooperate in good faith and diligently negotiate with one another until a Budget acceptable to both parties is adopted. Until a proposed Budget is approved by the Members, the prior year’s Budget shall continue to be utilized with the following adjustments: (i) each line item (other than a line item regarding Nondiscretionary Obligations (addressed in clause (ii) below) and capital expenditures (addressed in clause (iii) below)) shall be increased by three percent (3%) or, in the discretion of the Manager, may be adjusted by the increase in the CPI Index; (ii) each line item setting forth Nondiscretionary Obligations shall be adjusted to reflect any actual changes in the price therefor, and (iii) each line item reflecting capital expenditures shall be adjusted to reflect only amounts required to be paid in the applicable fiscal year for capital expenditures which were previously approved by the Members. Notwithstanding the foregoing, if during a fiscal year, any Nondiscretionary Obligation becomes a different amount than the amount set forth in the then-current Budget, the item in such Budget corresponding to the Nondiscretionary Obligation automatically shall be adjusted to reflect the actual amount of the Nondiscretionary Obligation.

(j) Continuous Co-Sale Right.

(i) Initial Co-Sale Right. At any time on or after the date that is six (6) months from the Effective Date, provided that: (i) the fair market value of TMC’s equity owned by the Company exceeds the amount of TM21’s then outstanding Net Initial Capital Contribution, AND (ii) the price per share of TMC is equal to at least $0.0231 (split, reverse-split or similar recapitalization adjusted) based on the Bloomberg Volume Weighted Average Price of the shares of TMC over the six month prior period, the Manager shall have the right, in its sole discretion, to cause the Company to sell TMC’s equity to any third party (a “Continuous Co-Sale Right”) in an amount not to exceed four (4) times the aggregate Initial Capital Contributions of the Members (i.e., $128,000,000) (a “Co-Sale Cap”), at a rate not to exceed ten percent (10%) of the maximum amount of TMC shares issued or issuable by TMC to the Company (at any time) upon exchange of that amount invested in TMC as of the Effective Date, as adjusted for recapitalizations, share splits, reverse splits, and the like, per quarter. For the avoidance of doubt, any proceeds the Company receives pursuant to the Continuous Co-Sale Right shall be distributed to TM21 and CTB in accordance with Section 3.1 of this Agreement.

(ii) Subsequent Co-Sale Right. Upon the Expiration Date, the Manager shall have the right, in its sole discretion, to cause the Company to sell TMC’s equity to any Third Party, without limitation and without being subject to the Co-Sale Cap, or distribute such TMC equity to the Members in accordance with Section 3.1 of this Agreement.

(k) Convertible Debt of TMC. As soon as practicable following the Closing, Manager shall have the right, in its sole discretion, to cause the conversion of any note receivable of TMC to equity of TMC; provided, however, that such conversion shall not create a material adverse tax consequence to the Company. Notwithstanding anything to the contrary in this Section 4.1(k), the conversion of the series of exchangeable notes of TMC in an aggregate principal amount of $7,500,000 (the “FILO C Convertible Notes”) shall require the mutual consent of TM21 and CTB.

SECTION 4.2- OFFICERS AND OTHER MATTERS.

(a) Election and Designation of Officers. The Manager may elect such officers as the Manager may deem necessary. Any two or more offices may be held by the same person, but no officer shall execute, acknowledge, or verify any instrument in more than one capacity if the instrument is required to be executed, acknowledged, or verified by two or more officers.

(b) Term of Office; Vacancies. Each officer of the Company shall hold office until the officer’s successor is elected or until the officer’s earlier resignation, removal from office, or death. The Manager may remove any officer at any time with or without cause. Any vacancy in any office shall be filled by the Manager.

(c) Delegation of Authority and Duties. The Manager is authorized to delegate the authority and duties of any officer to any other officer and generally to control the action of the officers and to require the performance of duties in addition to those mentioned herein.

(d) Directors and Officers Insurance. The Company shall use its best efforts to obtain and maintain, at its expense, on an ongoing basis a policy or policies of insurance on commercially reasonable terms with reputable insurance companies providing liability insurance for any Manager of the Company, the CTB Board Members, or the TM21 Board Members in respect of acts or omissions occurring while serving in such capacity, and to ensure the Company’s performance of its indemnification obligations under this Agreement.

SECTION 4.3 - MEETINGS OF MEMBERS.

The Manager or either Member may from time to time call meetings of the Members. The Manager shall send written notice to each Member of each such meeting at least fifteen (15) days, but not longer than forty-five (45) days, prior to such meeting. All such meetings shall be held within the continental United States. The Members shall be entitled to attend and discuss issues on the agenda for such meetings. The Manager shall endeavor to provide an agenda for each such meeting, and such agenda may include a review of the financial results of the Company. The Members may act without a meeting if such action is approved in writing by the number of Members otherwise required to approve such action at a meeting. If there is no Manager, the Members may call a meeting of the Members by complying with the provisions set forth above for meetings called by Manager. Members may participate in a meeting of the Members by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this sentence shall constitute presence in person at the meeting.

SECTION 4.4 - VOTING RIGHTS OF MEMBERS.

Except as otherwise provided in this Agreement: (i) each Member shall have the right to vote in Company matters that are subject to vote by Members in the same percentage as such Member’s Percentage Interest set forth on Exhibit A, as amended; and (ii) decisions of the Members shall require the unanimous consent of the Members. Persons entitled to vote Units or to act with respect to Units may vote or act in person or by proxy. The Person appointed as proxy need not be a Member. Unless the writing appointing a proxy otherwise provides, the presence at a meeting of the Person who appointed a proxy shall not automatically operate to revoke the appointment. Notice to the Company, in writing or in open meeting, of the revocation of the appointment of a proxy shall not affect any vote or act previously taken or authorized.

SECTION 4.5 - CHECKING OR SAVINGS ACCOUNTS.

The funds of the Company shall be deposited in its name in such checking accounts, savings accounts, brokerage accounts, bank accounts or money market funds or other suitable accounts or investments as shall be designated by the Manager. All withdrawals from such accounts or investments shall be made upon checks, drafts, or withdrawal forms signed by the Manager, or any officer or other agent of the Company who is designated by the Manager to sign checks, drafts, or other such instruments, provided that the expense has been approved by the Manager in accordance with Article IV.

SECTION 4.6 - APPOINTMENT OF TAX MATTERS REPRESENTATIVE AND TAX AUDIT PROCEDURES.

(a) Designation. CTB shall be the initial “partnership representative,” within the meaning of Code Section 6223 (the “Tax Matters Representative”). Each Member hereby consents to such designation and agrees that upon the request of the Tax Matters Representative, such Member will execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. The Tax Matters Representative is responsible for acting as the liaison between the Company and the Internal Revenue Service (“Service”) and as the coordinator of the Company’s actions pursuant to a Service tax audit of the Company. The Tax Matters Representative shall continue to serve as Tax Matters Representative until the earliest to occur of the following events:

(i)	The Tax Matters Representative is no longer willing or able to serve; or

(ii)	The Manager removes the appointed Tax Matters Representative and designates a new Tax Matters Representative.

Upon the occurrence of (i) above, the Manager shall select a new Tax Matters Representative.

(b) Authority. The Tax Matters Representative shall have the authority to take the following actions:

(i)

Furnish to the Service, when properly requested pursuant to the Code, the names, addresses, profits, interest and taxpayer identification number of each Person who or which was a Member in the Company at any time during the Company’s taxable year;

(ii)	Extend the period of limitations for making assessments against the Company;

(iii)	After receipt from the Service of a notice of a final Company administrative adjustment:

(A)

File a petition for a readjustment of Company items for such taxable year with the Tax Court, the U. S. District Court of the United States for the district in which the Company’s principal place of business is located, or the Claims Court as determined by the Tax Matters Representative; and

(B)	Enter into binding settlement agreements with the Service with regard to Company items as provided in Code Section 6223.

(iv)

Make any elections relating to U.S. federal income tax that it believes may be beneficial to the Company and its Members (except changing the Company’s tax filing classification to be taxed as a partnership for federal income tax purposes) including, without limitation, any elections under the Partnership Audit Provisions. Notwithstanding the immediately preceding sentence, the Tax Matters Representative shall, to the fullest extent permitted by applicable law, elect out of the Partnership Audit Provisions (including by making an election pursuant to Code Section 6221(b), as added by the Partnership Audit Provisions).

(c) Reimbursement. In furtherance of the duties of the Tax Matters Representative described in this Agreement, the Tax Matters Representative shall be reimbursed by the Company for all expenses, costs, and liabilities reasonably expended or incurred by the Tax Matters Representative.

(d) Indemnification. The Company shall indemnify and reimburse the Tax Matters Representative for all expenses, including legal and accounting fees, claims, liabilities, losses, and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Members pertaining to the Company. The payment of all such expenses shall be made before any distributions are made by the Company to the Members. No Member shall have any obligation to provide funds for such purpose. The taking of any action and the incurring of any expense by the Tax Matters Representative in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the Tax Matters Representative and the provisions on limitations of liability of Members and indemnification set forth in this Agreement shall be fully applicable to the Tax Matters Representative in its capacity as such.

(e) Tax Audit Procedures. The Manager may, in its sole discretion, allocate any taxes (and related interest, penalties, claims, liabilities and expenses) imposed on the Company pursuant to the Partnership Audit Provisions and allocable to a present or former Member (as reasonably determined by the Manager in good faith) to the applicable present or former Member. In the case of a present Member, the Manager may withhold any such amounts from distributions made to such present Member. If such amounts are not withheld from actual distributions, the Manager, may, at its option, (i) reduce any subsequent distributions to such Member by the amount of such taxes (and related interest, penalties, claims, liabilities and expenses) or (ii) require such Member to reimburse the Company for such amount. In the case of a former Member, the Manager may require such former Member to reimburse the Company for the amount of any taxes (and related interest, penalties, claims, liabilities and expenses) imposed on the Company pursuant to the Partnership Audit Provisions and allocable to such former Member (as reasonably determined by the Manager in good faith). If the Manager exercises its option to require a current or former Member, as the case may be, to reimburse the Company for any such taxes, and such current or former Member does not reimburse the Company for such amounts within ten (10) business days of receiving a written demand from the Company to do so, interest will be charged on the average daily balance of such outstanding obligation, at a rate equal to the lesser of (x) the Stipulated Rate and (y) the maximum amount permitted to be charged by law. Without limiting the foregoing, any amounts reimbursed by any Member for taxes withheld pursuant to this Section 4.6(e) (including interest charged, if any)

shall not constitute a Capital Contribution for purposes of this Agreement. If any tax (or any related interest, penalty, claim, liability or expense) is allocated to a current or former Member under this Section 4.6(e), such current or former Member’s obligations to the Company with respect to such tax (or any related interest, penalty, claim, liability or expense), and the Company’s rights against such current or former Member, shall apply jointly and severally to such current or former Member and any direct or indirect transferee of or successor to such current or former Member’s interest. If a current Member (including a transferee) makes a reimbursement payment to the Company pursuant to this Section 4.6(e) (directly or through a withholding of distributions) or otherwise becomes liable for taxes in connection with the Partnership Audit Provisions (as a direct payment to the Service or otherwise), the current Member (or transferee) shall have the right of subrogation and be entitled to be indemnified by the former Member who would have been obligated to pay the underlying tax during the original tax period to which the reimbursement or other payment relates.

(f) Survival of Power. The provisions of this Section 4.6 shall survive the termination of the Company or the termination of any Member’s Unit and shall remain binding on the Members for as long a period of time as is necessary to resolve with the U.S. Internal Revenue Service any and all matters regarding the U.S. federal income taxation of the Company or the Members.

SECTION 4.7 – BOARD OF TMC.

For so long as a CTB Manager is the Manager, of the five (5) appointees to the board of TMC by the Company, three (3) shall be appointed by CTB (the “CTB Board Members”) and two (2) shall be appointed by TM21 (the “TM21 Board Members”). Upon the occurrence of a Control Shift Event, TM21 shall have the right to appoint three (3) members to the board of TMC and CTB shall have the right to appoint two (2) members to the board of TMC.

SECTION 4.8 – KEY MAN INSURANCE.

TM21 shall be permitted to obtain key man life insurance in its favor for each of the Key Principals in the amount of $22,000,000, which policies shall each be underwritten by an insurer rated AA or better in the most recent edition of “Best’s Insurance Reports” and be maintained in full force and effect until the Expiration Date, after which time such policies shall be immediately terminated and of no further force and effect.

ARTICLE V — DUTIES, LIABILITIES, AND COMPENSATION OF THE MANAGER AND MEMBERS

SECTION 5.1 - DUTIES OF MANAGER.

(a) Participation in Business and other Ventures. The Manager shall manage or cause to be managed the affairs of the Company in a prudent and businesslike manner and the Manager and Key Principals shall devote such part of its time to Company affairs as is reasonably necessary for the conduct of such affairs; provided, however, that it is expressly understood and agreed that no Manager, nor the Key Principals, shall be required to devote such Manager’s or Key Principals’ entire time or attention to the business of the Company. Except as otherwise specifically provided in this Agreement, no Member in its capacity as a Member nor an Affiliate shall be restricted in participating in other businesses or activities that are competitive with the business of the Company.

(b) Maintenance of Records. In carrying out its obligations, the Manager shall:

(i)

Maintain complete and accurate records of all property (real and personal) owned or leased by the Company and complete and accurate books of account (containing such information as shall be necessary to record allocations and distributions);

(ii)	Cause to be prepared and timely filed the tax returns of the Company;

(iii)

Cause to be timely filed such other documents and timely take such other acts as may be required by law to qualify and maintain the Company as a limited liability company under the laws of the State of Delaware;

(iv)	Maintain at the principal office of the Company all of the following:

(A)	A current list of the name and last business or residence address of each Member;

(B)	A copy of the Certificate of Formation and all amendments thereto, if any;

(C)	A copy of this Agreement, all amendments thereto, if any, and executed copies of any written powers of attorney pursuant to which this Agreement and any amendments thereto have been executed;

(D)	Copies of the Company’s federal, state, and local income tax returns and reports, if any, for the six (6) most recent tax years; and

(E)	Copies of any financial statements of the Company for the six (6) most recent years.

(c) Inspection of Records. All records required to be kept pursuant to Section 5.1(b) shall be subject to audit, inspection, and copying by any Member or such Member’s duly authorized representative, at the reasonable request and expense of any such Member during ordinary business hours. The Members shall timely receive quarterly unaudited financial statements of the Company and annual audited financial statements of the Company, such audited financial statements to be prepared by a regional or national certified public accounting firm selected by the unanimous consent of the Members.

(d) Records of Pier 1 and REV. Each Member shall be provided with unaudited and, when available, audited financial statements of Pier 1 and REV within six (6) months of the Effective Date, and each calendar year following the Effective Date, until the earlier to occur of: (i) TM21 receiving an amount from the Company equal to the TM21 Preferred Return, or (ii) four (4) years from the Effective Date (the sooner of the foregoing two dates, the “Expiration Date”).

SECTION 5.2 - LIABILITIES AND INDEMNIFICATION OF THE MANAGER AND MEMBERS.

(a) Liability of Manager. In carrying out its duties hereunder, the Manager shall not be liable to the Company or any other Member for any actions taken in good faith and reasonably believed to be in the best interests of the Company, or for errors of judgment, but shall be liable to the Company only if such Manager shall be adjudicated by a court of competent jurisdiction that such Manager’s action or failure to act involved fraud, willful misconduct, gross negligence, or material breach of that Manager’s obligations under this Agreement or other material breach of that Manager’s fiduciary duties.

(b) Return of Capital. Except as provided in Section 5.2(a) hereof, no Manager shall be liable for the return of the Capital Contributions of any Member, nor for a loss of investment or loss from the operation of the Company.

(c) Indemnification. The Company shall and does hereby agree, to the fullest extent permitted by law, to defend, indemnify, and hold harmless the Company’s Manager, officers and Members and their respective shareholders, partners, members, directors, officers, employees and agents (the “Indemnified Persons”), from and against any and all liability, cost, expense, or damage incurred or sustained by reason of any act or omission in the conduct of the business of the Company, regardless of whether acting pursuant to their discretionary or explicit authority hereunder; provided, however, the Company shall not indemnify an Indemnified Person or hold such Indemnified Person harmless with respect to any of the foregoing incurred in connection with such an Indemnified Person’s fraud, bad faith, willful misconduct, or material breach of such Indemnified Person’s obligations under this Agreement or other material breach of such Indemnified Person’s fiduciary duties. In particular, and without limitation of the foregoing, an Indemnified Person shall be entitled to indemnification by the Company against the reasonable expenses, including attorneys’ fees and costs through any and all trial and appellate levels, actually and necessarily incurred in connection with the defense of any suit or action to which such Indemnified Person is a party by reason of the Indemnified Person’s position as an officer of the Company, Manager or a Member (or a shareholder, partner, member, director, officer, employee or agent thereof), to the fullest extent permitted under law. Any expenses or other amounts incurred or to be incurred by an Indemnified Person in connection with a proceeding as to which indemnification is, or may be, applicable under this Section 5.2(c) may be paid by the Company in advance of the final disposition of the proceedings upon receipt of a binding written agreement to repay said expenses or other amounts in the event it is finally determined that such indemnification is not proper. If repayment is required, then all such sums advanced and to be repaid shall bear interest at the Stipulated Rate from the date of disbursement, and the paying party shall pay all collection costs of the Company, if any, including attorneys’ fees and costs.

SECTION 5.3 - RELIANCE ON ACTS OF MANAGER.

No financial institutions or any other Person dealing with the Manager shall be required to ascertain whether it is acting in accordance with this Agreement, and such financial institution or such other Person shall be protected in relying solely upon the deed, transfer or assurance of, and the execution of such instrument or instruments by such Manager.

SECTION 5.4 - COMPENSATION OF THE MANAGER AND AFFILIATES.

Except as otherwise provided in this Agreement, the Manager shall not be entitled to any compensation from the Company. However, the Manager shall be entitled to reimbursement for all expenses reasonably incurred by it in connection with the Company’s business.

ARTICLE VI — TRANSFER OF INTEREST AND WITHDRAWAL OF A MEMBER

SECTION 6.1 - TRANSFER BY MEMBER.

(a) Restriction on Transfer. Except as otherwise specifically provided in this Article VI, a Member shall not Transfer a Membership Interest to any Person and any attempted Transfer shall be ineffective to Transfer any such Interest, unless the Members unanimously consents to the Transfer. Except as provided in this Article VI, the transferee of a Membership Interest shall not become a Member, without the consent of the Manager.

(b) Right of First Refusal.

(i) Except in the case of Transfers made pursuant to Section 6.1(a) or 6.4, if any Member (the “ROFR Selling Member”) receives a bona fide written offer (the “Third Party Offer”) from any Person who is not a party to this Agreement nor an Affiliate thereof (the “ROFR Third Party”) to purchase all or a portion of the ROFR Selling Member’s Membership Interest (the “Offered Interest”), and the ROFR Selling Member desires to accept the ROFR Third Party Offer, then the ROFR Selling Member shall notify in writing the Company and all of the other Members of the Company (the “Remaining Members”) of the identity of the ROFR Third Party and all of the terms and conditions of the Third Party Offer (the “ROFR Notice”).

(ii) The Remaining Members shall have the right, but not the obligation, to purchase the Offered Interest at the same purchase price and upon substantially the same terms and conditions as are contained in the Third Party Offer. Each Remaining Member shall have the option to purchase such Remaining Member’s proportionate share of the Offered Interest, and a Remaining Member’s proportionate share shall be equal to the ratio that such Remaining Member’s Percentage Interest bears to the total Percentage Interests outstanding other than the ROFR Selling Member’s Percentage Interest. Each Remaining Member’s option to purchase shall be exercisable by giving written notice to the ROFR Selling Member, the other Remaining Members, and the Company within thirty (30) days after receiving the ROFR Notice (such thirty-day period, the “Member Option Period”). If any Remaining Member fails to exercise the option to purchase such Remaining Member’s proportionate share of the Offered Interest, then the other Remaining Members who are exercising their options (the “Exercising Members”) shall have the right by giving written notice to the ROFR Selling Member and the other Exercising Members, within fifteen (15) days after the expiration of the Member Option Period, to purchase such remaining portion of the Offered Interest in proportion to the ratio that each such Exercising Member’s Percentage Interest bears to the total Percentage Interests outstanding of all those Exercising Members who are also exercising their further options under such subsequent fifteen (15) day period, or as they may otherwise agree among themselves. Any sale pursuant to this Section 6.1(b)(ii) shall be consummated no later than forty-five (45) days after the expiration of the Member Option Period.

(iii) The option under Section 6.1(b)(ii) shall be enforceable only if the Remaining Members agree to purchase all of the Offered Interest. If the Remaining Members do not elect to purchase the entire Offered Interest within the periods described above in Section 6.1(b)(ii), then the ROFR Selling Member may, notwithstanding Section 6.1(a), but subject to the prohibitions of Section 6.3, sell all of the Offered Interest to the ROFR Third Party on the same terms and conditions as are contained in the Third Party Offer, provided that such transaction must be completed within ninety (90) days after the expiration of the fifteen (15) day period specified in Section 6.1(b)(ii). Alternatively, the ROFR Selling Member may retain such Offered Interest. If the Offered Interest is not sold to the ROFR Third Party within such ninety (90) day period, then the Offered Interest shall not be sold to the ROFR Third Party unless the provisions of this Section 6.1(b) are again satisfied. A ROFR Third Party who purchases a ROFR Selling Member’s Offered Interest shall not become a Member without the consent of the Manager, such approval not to be unreasonably withheld, conditioned, or delayed (it being understood that a mere preference of a Remaining Member shall not be considered for such purposes).

(c) Other Members’ Tag-Along Rights. If a Member proposes to transfer more than eighty percent (80%) of the Units then owned by such Member to any Person who is not a party to this Agreement nor an Affiliate thereof (a “Third Party”) in one or more related transactions, provided such transactions are approved by the Manager, the Member must notify the Other Members in writing (“Tag-Along Notice”) of such intended Transfer at least thirty (30) days prior to the proposed consummation of such Transfer, which notice will contain all of the terms of the Transfer, including, without limitation, the name and address of the prospective purchaser(s), the purchase price and other terms and conditions of payment (or the basis for determining the purchase price and other terms and conditions), and the date on or about which such sale is to be consummated.

(i) Within fourteen (14) days after the Tag-Along Notice is given, each Other Member may notify (the “Participation Notice”) the Member that it will sell Units held by it on the same terms as set forth in the Tag-Along Notice. The Units of such Other Member that may be sold to the Third Party shall be no greater than the amount that results in the Units of such Other Member being sold to the Third Party being in the same proportion to the total Units then held by such Other Member as the amount of Units then owned by the Member being sold to the Third Party bears to the aggregate amount of Units then owned by the Member. The consideration to be received for each Unit sold pursuant to this Section 6.1(c) will be the same consideration each Member would have received for such Unit had the Company sold all of its assets based on the price such Third Party will pay for the Units (subject to any appropriate and reasonable adjustment to reflect the sale of less than all of the Units and assumed liabilities) and then liquidated pursuant to Section 9.2. The terms and conditions of the sales by the Other Members shall be the same as for the Member.

(ii) If the Member receives the Participation Notice from the Other Member within fourteen (14) days after the Tag-Along Notice is given, they will cause the Third Party to include the Other Member in the agreement of sale referred to in the Tag-Along Notice on the terms set forth herein.

(iii) Any Participation Notice given pursuant to this Section 6.1(c), when taken together with the Tag-Along Notice given by the Member, will constitute a binding legal agreement on the terms and conditions therein set forth, subject to the consummation of the transactions described in the Tag-Along Notice, it being understood that any material modification, amendment, variance or other change by the Member of the terms and conditions set forth in the Tag-Along Notice, other than as provided in this Agreement, will be of no force and effect unless consented to in writing by each of the Other Members.

(iv) If, within one hundred twenty (120) days after the Member gives the Tag-Along Notice, the sale pursuant to the Tag-Along Notice has not been completed, the Member will return to the Other Members all documents that the Member delivered for the sale pursuant to this Section 6.1(c) and all restrictions contained in this Agreement will again be in effect and any future proposed transactions will again be subject to this Section 6.1(c). Notwithstanding the foregoing, in no event shall any Member be required, in connection with exercising its rights under this Section 6.1(c), to agree to any covenants or agreements or incur any liability in connection with such transaction except: (i) its agreement to provide (a) on a several and not joint basis with all Members, its pro rata share (relative to proceeds received by all Members in the transaction) of indemnities required of all the Members arising out of general representations regarding the Company; and (b) indemnities required of all the Members arising out of representations concerning such Member’s own Units, the authority of that Member to effect the transaction, and the enforceability of that Member’s obligations thereunder, for which such Member shall be solely responsible; provided, however, in no event shall any Member be required to incur liability in excess of the amount of the aggregate proceeds (less expenses) received by such Member in connection with such transaction.

(d) Transaction Costs. The costs and expenses of any sale consummated pursuant to Section 6.1(c) of this Agreement shall be borne by the Company.

(e) Status of Transferee. A transferee who has not been admitted to the Company as a Member, shall have only the right to receive the share of Profits, Losses, cash distributions, Capital Account, and Liquidation Proceeds attributable to the transferred Membership Interests, but shall not have the right to vote on any matter, bind the Company to any agreement, participate in management, review the Company’s books and records, or have any other right.

SECTION 6.2 - WITHDRAWAL OF MEMBERS.

No Member shall be entitled to receive any payment or distribution from the Company in connection with such Member’s withdrawal from the Company, except as specifically set forth in this Agreement.

SECTION 6.3 - PROHIBITED TRANSFERS.

Notwithstanding any other provision of this Agreement, no Transfer may be made of a Member’s Interest or any portion thereof or any issuance of a Membership Interest to the extent that any such Transfer or issuance: (a) would violate any federal or state securities laws, (b) is made to a Person who does not agree to be subject to the terms of this Agreement, and in the case of a Person that is an entity, such owners of the entity do not agree to be subject to the terms of this Agreement, (c) is made to a Person who does not agree to execute such documents as the Manager may reasonably require to reflect the Person agreeing to be subject to the terms of this Agreement, (d) would cause a default under the terms of any indebtedness of the Company or would otherwise violate the terms of any agreement between the Company and another party, or (e) is made to a minor or to a Person who is incompetent or insane; and any attempted assignment in violation hereof shall be ineffective to transfer any such Interest. Any Transfer of a Member’s Interest in the Company or issuance of an Interest in contravention of this Agreement (a “Prohibited Transfer”) shall be null and void and if a Member attempts to make a Prohibited Transfer, then the Manager shall be entitled to take any and all action which may be necessary or appropriate to defeat or prevent the Prohibited Transfer. Additionally, any Transfer of an interest in a Member of the Company in contravention of this Agreement (a “Prohibited Member Transfer”) shall be null and void. If a Person attempts to make a Prohibited Member Transfer, then the Manager shall be entitled to take any and all action which may be necessary or appropriate to defeat or prevent the Prohibited Member Transfer.

SECTION 6.4 - DEATH, BANKRUPTCY, INCOMPETENCY OF A MEMBER.

Notwithstanding Section 6.1(a), but subject to Section 6.3, upon the death, termination, bankruptcy, dissolution, adjudication of incompetency or insanity, or occurrence of an Event of Withdrawal (except a voluntary withdrawal) of a Member, the Interest owned by the deceased, terminated, bankrupt, dissolved, incompetent, or insane Member (the “Withdrawn Member”) shall be transferred to or devolve upon the heirs, devisees, representatives, beneficiaries, successors, assigns, or estate of the Withdrawn Member (as may be appropriate). Any Person succeeding to the Interest of a Withdrawn Member shall promptly notify the Manager of such Person’s name, mailing address, federal tax identification number, and the date of acquisition or transfer of the applicable Membership Interest. However, no Person succeeding to the Interest of a Member upon the events specified in this Section 6.4 shall become a Member without the consent of the Manager, such approval not to be unreasonably withheld, conditioned, or delayed (it being understood that a mere preference of the other Members shall not be considered for such purposes). An Event of Withdrawal of a Member shall not terminate the Company, but the Company shall continue in existence until it is dissolved, terminated, and liquidated under Article IX or as otherwise provided herein or as required by law.

ARTICLE VII — AMENDMENTS

SECTION 7.1 - AUTHORITY TO AMEND.

(a) Generally. Except as otherwise specifically provided elsewhere in this Agreement or by law, amendments to this Agreement shall require the written unanimous consent of the Members. All amendments approved by the Members shall be distributed to them in writing and shall be attached to this Agreement.

(b) Clarifying Amendments. Notwithstanding the provisions set forth in Section 7.1(a), the Manager may amend this Agreement without the consent of the Members:

(i)	if such amendment is solely for the purpose of clarification and otherwise does not change the substantive rights or obligations of the Members;

(ii)

if such amendment is, in the reasonable judgment of the Manager, necessary to satisfy requirements of the Code or Regulations with respect to the Company or of any federal or state securities laws or regulations; or

(iii)

if such amendment is to reflect the Transfer of Membership Interests or issuance of additional Membership Interests or other changes in the Members or their Interests as permitted herein, including, but not limited to, the admission of additional Members to the Company as permitted herein.

ARTICLE VIII — POWER OF ATTORNEY

SECTION 8.1 - POWER OF ATTORNEY.

Each of the Members irrevocably constitutes and appoints the Manager such Member’s true and lawful attorney in such Member’s name, place and stead to make, execute, aver, acknowledge, deliver and file:

(a) Any certificates or other instruments that may be required to be filed by the Company under the laws of the State of Delaware, or in any jurisdiction in which the Manager shall deem it advisable to file;

(b) Any documents, certificates or other instruments, including, without limiting the generality of the foregoing, any and all amendments and modifications of this Agreement that have been approved pursuant to the terms of this Agreement;

(c) Any other agreements, instruments and other documents as necessary to document any actions taken by the Company pursuant to this Agreement;

The power of attorney hereby granted shall not constitute a waiver of, or be used to avoid, the rights of the Members to approve certain decisions of the Members pursuant to Section 4.1 or otherwise, or certain amendments to this Agreement pursuant to Article VII hereof or be used in any other manner inconsistent with the status of the Company as a limited liability company.

SECTION 8.2 - SURVIVAL OF POWER.

It is expressly intended by the Members, that the foregoing power of attorney is coupled with an interest, is irrevocable, and shall survive the death, bankruptcy or dissolution of a Member. The foregoing power of attorney shall survive the delivery of an assignment by any Member of such Member’s entire Interest in the Company, except that where an assignee of such entire Interest has become a Member, then the foregoing power of attorney of the assignor Member shall survive the delivery of such assignment for the sole purpose of enabling those persons designated in Section 8.1 hereof to execute, acknowledge and file any and all instruments necessary to effectuate such substitution.

ARTICLE IX — TERMINATION OF THE COMPANY

SECTION 9.1 - ELECTION TO TERMINATE AND DISSOLVE.

(a) Events Causing Dissolution. The Company shall be dissolved, terminated, and liquidated, and its affairs wound-up, upon the first to occur of the following events:

(i)	The sale of all, or substantially all, of the assets of the Company; and

(ii)	The decision of the Members to dissolve, terminate, and liquidate the Company.

(b) Sale of Assets. Upon the occurrence of an event that causes the dissolution, termination and liquidation of the Company under Section 9.1(a), the Manager shall proceed with the winding up and liquidation of the Company. The Manager shall liquidate the Company’s assets and distribute them in the manner and in accordance with the priorities set forth in Section 9.2. If the Manager determines that an immediate sale would cause undue loss to the Company (because the sale price is too low or the terms of sale are inadequate or for any other reason), then in order to avoid such loss, the Manager may, to the extent not prohibited by the Act and after giving notice to all Members, either defer liquidation of and withhold from distribution any assets of the Company except those necessary to satisfy the Company’s debts, obligations and operating expenses or distribute the assets to the Members in kind. The Company shall not terminate until the Company assets have been distributed in the manner set forth in Section 9.2 and the Certificate of Cancellation has been filed with the Secretary of State. Prior to the termination of the Company, its business and the rights, duties, and interests of the Company shall continue to be governed by this Agreement. If the Company is to be dissolved, terminated, and liquidated because of the occurrence of an Event of Withdrawal of a Member, the Withdrawing Member shall have no vote with respect to any Company matter, and shall not participate in any management decisions arising after the occurrence of an Event of Withdrawal. Rather, the power to render such decisions and govern the Company shall be vested in the Trustee-in-Liquidation, pursuant to Section 9.1(c).

(c) Absence of Manager. If for any reason there is no Manager, or it refuses to serve, or is incapable of or prevented by this Agreement from serving, the Members may unanimously agree to appoint a Trustee-in-Liquidation who shall serve to wind up the affairs of and liquidate the Company.

SECTION 9.2 - PROCEEDS OF LIQUIDATION.

Upon the dissolution, termination, and Liquidation of the Company, the Liquidation Proceeds shall be applied and distributed in the following order of priority:

(a) Debts. To the payment of the debts and liabilities of the Company (including any and all fees and loans payable to one or more Members) in the order of priority as provided by law, and the expense of liquidation;

(b) Reserves. To establish reserves that the Manager (or the Trustee-in-Liquidation) may deem reasonably necessary for any contingent, foreseen or unforeseen liabilities or obligations of the Company; and

(c) Remainder. The remaining balance, if any, shall then be distributed to the Members in accordance with Section 3.1(a).

SECTION 9.3 - FAIR MARKET VALUE DISTRIBUTIONS.

If the assets are to be distributed in kind to one or more of the Members (in connection with the liquidation of the Company or otherwise), the value of such assets shall be adjusted pursuant to the Regulations under Code Section 704(b) and such assets shall be distributed at their respective fair market values. Furthermore, each Member’s Capital Account shall be adjusted to reflect what such Member’s Capital Account would be if the Company were to sell all of such assets at their respective fair market values and allocated the Profits or Losses among the Members in accordance with the provisions of this Agreement.

SECTION 9.4 - FINAL ACCOUNTING.

Each Member shall be furnished with a statement reviewed by the Company’s accountants, which shall set forth the Profits and/or Losses generated upon the sale or exchange of the Company’s properties; the allocation of such Profits and Losses among the Members; the Company’s proceeds received from the sale or exchange of its properties; any revaluations of Company property; the assets and liabilities of the Company; and the amount distributed or distributable to each Member, as of the date of the Liquidation. Upon compliance with the foregoing distribution plan, the Members shall cease to be such, and the Manager and/or the Trustee-in-Liquidation if no Manager serves, shall execute and cause to be filed a Certificate of Cancellation of the Company and any and all other documents necessary with respect to the termination and cancellation of the Company.

ARTICLE X – PROTECTIVE COVENANTS

SECTION 10.1 - CONFIDENTIALITY.

(a) Confidentiality. The Members shall use reasonable best efforts keep the terms of this Agreement confidential and not disclose same to any third party; provided, however, that a Member is permitted to disclose the terms of this Agreement to its Affiliates, its current or prospective investors, and its accountants, attorneys and other advisors, as is reasonably prudent in connection with its business operations; and provided, further, that such disclosing Member shall be liable for any and all damages arising from any disclosure of the terms of this Agreement by its Affiliates, current or prospective investors, or accountants, attorneys or other advisors of such Member in accordance with Section 10.2 as if such Member had violated the provisions of this Section 10.1.

(b) Exceptions. Notwithstanding the foregoing, the provisions of Section 10.1(a) do not apply, and a Member or other Person subject to the terms of this Section 10.1 may disclose the terms of this Agreement in order to comply with: (i) applicable law or legal process, including a subpoena issued by a court having jurisdiction over the Member or (ii) a written or oral request made by any regulatory authority or taxing authority having authority over such Member; provided, however, that prior to compliance with such request, if permitted by law or applicable legal order, such Member shall give notice to the Company to allow the Company at its sole expense to attempt to quash or limit such subpoena or request. The terms of this Agreement subject to the confidentiality provisions of this Section 10.1 shall be deemed not to include information that:

(i) is disclosed publicly (disclosures to employees, customers, suppliers or other persons conducting business with the Company or a Company Affiliate shall not be considered public disclosure) by a Member in the proper performance of his duties for the Company;

(ii) at the time of disclosure, is in the public domain or thereafter becomes part of the public domain by publication or otherwise through no fault or act of a Member;

(iii) is required to be disclosed by court order or arbitration that is binding upon or applicable to a Member;

(iv) is required to be disclosed, in the reasonable judgment of a Member, by the provisions of any law, regulation, or order that is binding upon or applicable to it; or

(v) is required to be disclosed, in the reasonable judgment of a Member, in connection with the reporting requirements of a regulatory authority.

SECTION 10.2 - ENFORCEMENT.

(a) Reasonableness of Restrictions. Each Member acknowledges that the terms and conditions contained in this Article X are reasonable and necessary for the protection of the Company and that the Company may not be adequately compensated with monetary damages for any violation by such Member of any of the provisions of this Article X. Accordingly, each Member agrees and consents that if such Member violates any of the provisions contained in this Article X, the Company will be entitled to apply for an injunction, to be issued by any court of competent jurisdiction, restraining such Member from committing or continuing any violation of this Article X, and that any such remedy sought or obtained by the Company will not be considered a waiver of the rights of the Company to assert any other remedies it may have at law or in equity.

(b) Independent Significance. The covenants set forth in this Article X on the part of the Members are of the essence of this Agreement and will be construed as independent of any other of the provisions of this Agreement, and the existence of any claim or cause of action of a Member against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of any of said covenants.

(c) Severability. Each Member agrees that each of the covenants set forth in this Article X is a separate and distinct covenant, independent of others and any other provision of this Agreement, and that the illegality or invalidity of any one or more of them or any part of one or more of them will not render the others illegal or invalid. Each Member further agrees that if the invalidity or unenforceability is due to the unreasonableness of the time or geographical area covered by said covenants and restrictions, said covenants and restrictions will nevertheless be enforced to the maximum extent permitted by law and effective for such period of time and for such area as may be determined to be reasonable by a court of competent jurisdiction, and the Member hereby consents and agrees that such scope may be judicially modified, accordingly, in any proceeding brought to enforce such covenants and restrictions.

(d) Cost of Enforcement. Each Member covenants and agrees to indemnify and hold harmless the Company from, against and in respect of any loss, cost, damage or expense (including reasonable attorneys’ fees) incurred by the Company in enforcing the provisions of this Article X against such Member; provided, that each Member shall not be required to indemnify the Company if the Company is not the prevailing party in any such enforcement action. The Company shall have the right to offset the amount of any loss, cost, damage or expense (including reasonable attorneys’ fees) incurred by it from and against any other payments due Member hereunder. The Company covenants and agrees to indemnify and hold harmless each Member from, against and in respect of any loss, cost, damage or expense (including reasonable attorneys’ fees) incurred by a Member in defending an action brought by the Company to enforce the provisions of this Article X; provided, that the Company shall not be required to indemnify any Member if the Member is not a prevailing party in any such enforcement action.

ARTICLE XI — MISCELLANEOUS

SECTION 11.1 - GOVERNING LAW.

The Company and this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

SECTION 11.2 – COUNTERPARTS.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one agreement, and the signature of any party to any counterpart shall be deemed to be a signature to, and may be appended to, any other counterpart. A signed copy of this Agreement delivered by facsimile, email or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. Signatures provided by Electronic Transmission shall be treated as originals and shall be legally binding.

SECTION 11.3 - INVESTMENT REPRESENTATIONS.

(a) The undersigned Members understand (i) that the Membership Interests evidenced by this Agreement have not been registered under the Securities Act of 1933, the Delaware Securities Act or any other state securities laws (the “Securities Acts”) because the Company is issuing these Membership Interests in reliance upon the exemptions from the registrations requirements of the Securities Acts providing for issuance of securities not involving a public offering, (ii) that the Company has relied upon the fact that the Membership Interests are to be held by each Member for investment, and (iii) that exemption from registrations under the Securities Acts would not be available if the Membership Interests were acquired by a Member with a view to distribution.

(b) Accordingly, each Member hereby confirms to the Company that such Member is acquiring the Membership Interests for such own Member’s account, for investment and not with a view to the resale or distribution thereof. Each Member agrees not to transfer, sell or offer for sale any portion of the Membership Interests unless there is an effective registration or other qualification relating thereto under the Securities Act of 1933 and under any applicable state securities laws or unless the holder of Membership Interests delivers to the Company an opinion of counsel, satisfactory to the Company, that such registration or other qualification under such Act and applicable state securities laws is not required in connection with such transfer, offer or sale. Each Member understands that the Company is under no obligation to register the Membership Interests or to assist such Member in complying with any exemptions from registration under the Securities Acts if such Member should at a later date wish to dispose of the Membership Interest. Furthermore, each Member realizes that the Membership Interests are unlikely to qualify for disposition under Rule 144 of the Securities Act of 1933 unless such Member is not an “affiliate” of the Company and the Membership Interest has been beneficially owned and fully paid for by such Member for at least one year.

SECTION 11.4 - AGREEMENT FOR FURTHER EXECUTION.

At any time or times upon the request of the Manager, the Members agree to sign or acknowledge the Certificate of Formation, this Agreement, and/or amendments thereto or hereto, whenever such amendment or cancellation is required by law, to sign or acknowledge similar certificates or affidavits or certificates of fictitious firm name, trade name or the like (and any amendments or cancellations thereof) required by the laws of Delaware or any other jurisdiction in which the Company does, or proposes to do, business, and cause the filing of any of the same for record wherever such filing shall be required by law. This Section 11.4 shall not prejudice or affect the rights of Members to approve certain amendments to the Agreement pursuant to Article VII hereof.

SECTION 11.5 - ENTIRE AGREEMENT.

This Agreement contains the entire understanding among the parties and supersedes any prior understanding and agreements between them respecting the within subject matter. There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein or in the Certificate of Formation.

SECTION 11.6 – SEVERABILITY.

This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations of the jurisdictions in which the Company does business. If any provisions of this Agreement or the application thereto to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

SECTION 11.7 – NOTICE.

All notices, consents, waivers, and other communications under this Agreement must be: (i) in writing and (ii) delivered by hand delivery, U.S. Mail (certified or registered), Federal Express, UPS, Overnight, Airborne, or other nationally recognized delivery service, or e-mail, facsimile or other means of Electronic Transmission. Absent fraud or manifest error, a receipt signed by the addressee or such addressee’s authorized representative, a certified or registered mail receipt, a signed delivery service confirmation or a facsimile or e-mail confirmation of transmission will constitute proof of delivery. The actual receipt by the addressee of any notice will constitute delivery notwithstanding the failure to have complied with any provisions of this section.

A notice delivered by regular or certified U.S. Mail will be deemed to have been received, delivered and given on the third business day after the post-mark, if affixed by the U.S. Postal Service. Any other notice will be deemed to have been received, delivered and given on the date and time of the signed receipt or confirmation of delivery or transmission thereof, unless that receipt or confirmation date and time is not a business day or is after 5:00 p.m. local time on a business day, in which case such notice will be deemed to have been received, delivered and given on the next succeeding business day. Notices to Members or to the Company shall be addressed as set forth in this Agreement, or as set forth in any notice subsequently given in writing by the addressee to the Company or the addressor:

To the Members:	See Exhibit A

To the Company:	TASCR Ventures, LLC 1010 N. Florida Avenue Tampa, FL 33602

To the Agent:	The Corporation Trust Company 1209 Orange Street Wilmington, Delaware 19801

SECTION 11.8 – CAPTION.

Any paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context of this Agreement.

SECTION 11.9 - NUMBER AND GENDER.

All of the terms and words used in this Agreement regardless of the number and gender in which they are used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context or sense of this Agreement or any paragraph or clause herein may require, the same as if such words had been fully and properly written in such number and gender.

SECTION 11.10 - BINDING EFFECT.

The parties hereto hereby agree that the obligations entered into herein shall be valid and binding upon their respective representatives, successors and assigns (where permitted).

SECTION 11.11 - INCORPORATION BY REFERENCE.

The recitals, Preliminary Statement, and all exhibits to this Agreement are hereby incorporated as if rewritten in their entirety.

SECTION 11.12 - NO STATE LAW PARTNERSHIP.

The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and that this Agreement not be construed to suggest otherwise.

SECTION 11.13 - NO LIABILITY TO THIRD PARTIES.

No Member shall be liable as such for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

SECTION 11.14 - RIGHTS OF CREDITORS AND THIRD PARTIES UNDER AGREEMENT.

This Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members, and their successors and assignees. The Agreement is expressly not intended for the benefit of any creditor of the Company or any other person. Except and only to the extent provided by applicable statute, no creditor or third party shall have any rights under this Agreement or any agreement between the Company and any Member with respect to any capital contribution or otherwise.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has executed and sworn to this Operating Agreement of TASCR Ventures, LLC.

MEMBER(S):

TM21, LLC, a Delaware limited liability company

/s/ Sidd Pagidipati
By: Sidd Pagidipati
Its: Manager

Clicks to Bricks, LLC, a Delaware limited liability company

/s/ Taino A. Lopez
By: Taino A. Lopez
Its: President

Spare Key LLC, a Puerto Rico limited liability company

/s/ Taino A. Lopez
By: Taino A. Lopez
Its: President

Atomic Man LLC, a Puerto Rico limited liability company

/s/ Alex Mehr
By: Alex Mehr
Its: President

As to the Capitalization Guaranty:

/s/ Taino A. Lopez
TAINO A. LOPEZ, individually

/s/ Alex Mehr
ALEX MEHR, individually

OPERATING AGREEMENT OF TASCR VENTURES, LLC

The undersigned, desiring to become a Member of TASCR Ventures, LLC, a Delaware limited liability company (the “Company”) hereby agrees to the terms and conditions of the Operating Agreement of the Company (the “Operating Agreement”) and agrees to be bound by the terms and provisions thereof. This signature page, and copies of it may be appended to the Operating Agreement and when so appended, the Operating Agreement shall constitute an original binding agreement of the undersigned.

Executed by the undersigned as a Member of the Company:

If Member is an Entity:	If Member is an Individual:

Name of Entity:
[Signature of Member]

By:
[Signature of Authorized Representative]	[Printed Name of Member]

[Printed Name of Authorized Representative]	[Resident Street Address]

[Print Title]	[City, State and Zip Code]

[Street Address]
[Social Security Number]
[City, State and Zip Code]

[Tax ID Number]

Number of Units:_____

Capital Contribution: $___________

Date:_______________

THE MEMBERSHIP INTERESTS SUBSCRIBED TO BY THE ABOVE MEMBER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND SUCH MEMBERSHIP INTERESTS MAY NOT BE SOLD OR DISTRIBUTED EXCEPT PURSUANT TO THE TERMS OF THE OPERATING AGREEMENT, THE SECURITIES ACT OF 1933, AS AMENDED, AND THE SECURITIES LAWS OF SUCH OTHER JURISDICTIONS AS MAY BE APPROPRIATE.

2

Exhibit A

Member Name and Address	Initial Capital Contribution	Units	Percentage Interest
TM21, LLC 1010 N. Florida Avenue, Tampa, Florida 33602	$22,000,000	22,000	68.75%
Clicks to Bricks, LLC 1680 Michigan Ave Suite 700 Miami Beach, FL 33139	$10,000,000	10,000	31.25%
Spare Key LLC* Attn: Taino Lopez 151 Calle de San Francisco Ste 200 San Juan, PR 00901-1607	$0	—	—
Atomic Man LLC* Attn: Alexander Mehr 358 Calle Luna San Juan, PR 00901	$0	—	—

Total	$32,000,000	32,000	100%

*	Spare Key LLC and Atomic Man LLC have no Units or Percentage Interests and are entitled to distributions (and corresponding allocations of Profits and Losses) pursuant to Section 3.1(a)(v).

3

Exhibit B

Illustrative Hypothetical Waterfall

Assumes $200 million distribution; no member loans
(a) All distributions of the Cash Flow or other property so distributed shall be distributed among the Members in the following order and priority:	TM21	CTB	Key Principals (or an Affiliate thereof)	Total
(i) First, to the Members who have made loans to the Company until such Members have received aggregate distributions equal to: (x) all accrued but unpaid interest with respect to such member loans; and then (y) the unreturned original principal amount of such member loans;	$0	$0	$0	$0
(ii) Second, to TM21 in an amount equal to TM21’s Net Initial Capital Contribution, until the Net Initial Capital Contribution of TM21 has been reduced to zero ($0);	$22,000,000	$0	$0	$22,000,000
(iii) Third, to CTB in an amount equal to CTB’s Net Initial Capital Contribution, until the Net Initial Capital Contribution of CTB has been reduced to zero ($0);		$10,000,000	$0	$10,000,000
(iv) Fourth, to each of TM21 and CTB, pro rata, in accordance with their respective Percentage Interests, until TM21 has received an aggregate amount pursuant to this Section 3.1(a)(iv), Section 3.1(a)(iii), and Section 4.1(j) equal to the TM21 Preferred Return;	$44,000,000	$20,000,000	$0	$64,000,000
(v) Thereafter, the remainder shall initially be allocated between CTB and TM21, pro rata based on their Percentage Interests. The amount initially allocated to TM21 pursuant to this Section 3.1(a)(v) shall further be allocated 20% to the Key Principals (or an Affiliate thereof) (with 10% allocated to each Key Principal) and 80% to TM21.	$57,200,000	$32,500,000	$14,300,000	$104,000,000

Total	$123,200,000	$62,500,000	$14,300,000	$200,000,000

4

TAX APPENDIX TO OPERATING AGREEMENT

ALLOCATION OF PROFITS AND LOSSES

SECTION 1—DEFINITIONS.

Pursuant to Regulations Section 301.7701-3, the Company shall be treated as a partnership for federal income tax purposes, and the tax treatment of the Company shall be governed by Subchapter K of the Internal Revenue Code. Certain definitions contained in this Tax Appendix refer to sections of the Code or Regulations involving partnerships, and some of the definitions contained herein substitute the words “Member” for “Partner”, “Company” for “Partnership”, and “Membership Interest” for “Partnership Interest”. However, the intention is to utilize the concepts and requirements of the Code and Regulations involving partnerships, and the definitions contained herein should be read consistently with each provision of the Code and Regulations. For purposes of this Tax Appendix and this Agreement, the terms and phrases listed below shall be defined as follows:

(a) “Book Value” means the value of Company property maintained on the Company’s books for purposes of determining the Members’ Capital Accounts. With respect to any asset of the Company, such asset’s adjusted basis for federal income tax purposes shall be its Book Value, except as follows:

(i)	The initial Book Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset.

(ii)

The Book Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Manager in accordance with Code Section 7701(g), as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a retiring or continuing Member as consideration for an Interest in the Company of more than a de minimis amount of money or other Company property; (c) as of the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (d) unless otherwise expressly agreed upon, the acquisition of an additional Interest in the Company (other than a de minimis Interest) in exchange for the provision of services to or on behalf of the Company by a new or existing Member.

(iii)	The Book Value of any Company asset that is distributed to a Member shall be its gross fair market value as described in Section 9.3 of the Agreement.

(iv)

The Book Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Book Values shall not be adjusted pursuant to this clause (iv) to the extent that an adjustment pursuant to the foregoing clause (ii) is made in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).

(v)	As otherwise provided in Regulations Section 1.704-1(b)(2)(iv).

If the Book Value of an asset has been determined or adjusted pursuant to clauses (i)-(v) above of this Section 1(a), such Book Value shall thereafter be adjusted for the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

(b) “Company Minimum Gain” shall be defined as set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1). Each Member’s share of the Company’s Minimum Gain shall be defined as set forth in Regulations Section 1.704-2(g).

(c) “Depreciation” means, for each taxable year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction, as computed for federal income tax purposes, allowable with respect to an asset of the Company for such year or other period, except that if the Book Value of a Company asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if such beginning adjusted tax basis is zero, such amount shall be determined with reference to such Book Value using any reasonable method determined by the Manager.

(d) “Excess Capital Account Deficit” means, with respect to a Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

(i) Increase such Capital Account by any amounts which such Member is obligated by this Agreement to restore to the Company, or is deemed obligated to restore to the Company pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Decrease such Capital Account by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6), and for this purpose, the Manager shall make the determination of the items described in such Sections of the Regulations.

Any loans to the Company for which a Member has or is deemed to have the economic risk of loss under the Regulations shall constitute an obligation to restore to the Company.

(e) “Member Minimum Gain” means a Member’s share of minimum gain attributable to a Member Nonrecourse Debt within the meaning of Regulations Section 1.704-2(i)(4) and (5) (pertaining to partnerships).

(f) “Member Nonrecourse Debt” means any Nonrecourse Debt of the Company for which a Member bears the economic risk of loss within the meaning of Regulations Section 1.704-2(b)(4) (pertaining to partnerships).

(g) “Member Nonrecourse Deduction” means any item of Company Loss, deduction, or expenditure that is attributable to a Member Nonrecourse Debt within the meaning of Regulations Section 1.704-2(i)(2) (pertaining to partnerships).

(h) “Nonrecourse Deductions” shall be defined as set forth in Regulations Section 1.704-2(b) and (c) (pertaining to partnerships).

(i) “Nonrecourse Liability” or “Nonrecourse Debt” or “Nonrecourse Loan” shall have the meanings defined in Regulations Section 1.704-2(b)(3) (pertaining to partnerships).

(j) “Profits” and “Losses” means for each taxable year or other period an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) any income of the Company that is exempt from federal income tax shall be added to such taxable income or loss;

(ii) any expenditures of the Company not deductible in computing its taxable income and not properly chargeable to capital account (as described in and within the meaning of Code Section 705(a)(2)(B)) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) shall be subtracted from such taxable income or loss;

(iii) if Company property is reflected on the Company’s books at other than its adjusted tax basis, then in lieu of depreciation, amortization and other cost recovery deductions taken into account for federal income tax purposes, there shall be taken into account Depreciation for such year or other period, computed in accordance with the Regulations issued pursuant to Code Section 704(b);

(iv) any items that are specially allocated to a Member pursuant to this Tax Appendix shall not be taken into account in determining Profits and Losses;

(v) for purposes of determining Profit or Loss upon the sale or other disposition of Company property, then in accordance with the Regulations under Code Section 704(b), the value of an asset properly reflected on the Company’s books at the time of sale or other disposition shall be substituted for the property’s adjusted tax basis if at the time of sale or disposition there is a variance in such value and adjusted tax basis; and

(vi) In the event the Book Value of any Company asset is adjusted pursuant to clause (ii) or clause (iii) of the definition of Book Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses, if such gain or loss has not already been taken into account under another provision of the Agreement.

Except as may be otherwise provided in this Agreement, all items that are components of Profits and Losses shall be divided among the Members in the same ratio as they share Profits and Losses.

(k) “Regulations” means the Income Tax Regulations issued by the United States Treasury Department, as the same may be amended from time to time.

SECTION 2—ALLOCATION OF PROFITS AND LOSSES.

Profits and Losses of the Company shall be allocated in accordance with Sections 2.1 and 2.2.

SECTION 2.1—PROFITS AND LOSSES.

After accounting for the special allocations of Section 2.2, Profits and Losses shall be allocated among the Members as follows:

Profits and Losses shall be allocated among the Members in such manner and amount as shall cause the debit or credit balance in each Member’s Capital Account, after taking into account actual distributions made during such taxable year or portion thereof and increased by such Member’s share of Company Minimum Gain and of Member Minimum Gain not previously taken into account pursuant to Section 2.2, to be equal, as nearly as possible, to the amount that such Member would be entitled to receive as a distribution in liquidation of the Company if the Company were to sell all of its assets for an amount of cash equal to their Book Value (reduced, but not below zero, by the amount of nonrecourse debt to which property is subject), pay all of its liabilities (other than nonrecourse liabilities), and distribute the remaining net proceeds in accordance with the provisions in Section 3.1(a) of this Agreement.

SECTION 2.2—SPECIAL ALLOCATIONS.

The following special allocations shall be made in the following order:

(a) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(b) Nonrecourse Deductions. Nonrecourse Deductions for any taxable year or other period shall be specially allocated among the Members pro rata in proportion to their ratio for sharing Profits or Losses for the taxable year. The “excess nonrecourse liabilities” (as defined in Regulations Section 1.752-3(a)) shall be allocated to the Members pro rata in proportion to their respective Percentage Interests.

(c) Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement, or of this Section 2, if there is a net decrease in Company Minimum Gain during any Company taxable year, each Member shall be allocated items of Company income and gain for that year (and, if necessary, subsequent years) equal to that Member’s share of the net decrease in Company Minimum Gain, as determined pursuant to Regulations Section 1.704-2(g)(2). Notwithstanding the foregoing, if the minimum gain chargeback would cause a distortion of the economic agreement of the Members as set forth in Article III of the Agreement, and it is not expected that the Company will have sufficient other income to correct the distortion, the Manager shall be authorized to request the Internal Revenue Service for a waiver of the minimum gain chargeback requirement, as provided in Regulations Section 1.704-2(f)(4). This Section 2.2(c) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and (g) and shall be interpreted consistently therewith. To the extent permitted by such Section of the Regulations and for purposes of this Section 2.2(c) only, each Member’s Excess Capital Account Deficit shall be determined prior to any other allocations pursuant to this Section 2.2 with respect to such taxable year and without regard to any net decrease in Member Minimum Gain during such taxable year.

(d) Member Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement, or of this Section 2.2 except Section 2.2(c), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Person who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Member’s share of the net decrease in Member Minimum Gain. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4) and (f)(5). This Section 2.2(d) is intended to comply with the Member Minimum Gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. Solely for purposes of this Section 2.2(d), each Member’s Excess Capital Account Deficit shall be determined prior to any other allocations pursuant to this Section 2.2 with respect to such taxable year, other than allocations pursuant to Section 2.2(c) hereof.

(e) Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Excess Capital Account Deficits created by such adjustments, allocations, or distributions as quickly as possible, provided that an allocation pursuant to this Section 2.2(e) shall be made only if and to the extent that a Member would have an Excess Capital Account Deficit after all other allocations provided for in Section 2.1 of this Tax Appendix have been tentatively made as if this Section 2.2(e) were not in this Tax Appendix.

(f) Gross Income Allocation. If any Member has a deficit Capital Account at the end of any Company taxable year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 2.2(f) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 2.2 have been made as if this Section 2.2(f) and Section 2.2(e) hereof were not in this Tax Appendix.

(g) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to the Regulations to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

SECTION 3—CURATIVE ALLOCATIONS.

The allocations set forth in Section 2.2 of this Tax Appendix (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 3. Therefore, notwithstanding Section 2 of this Tax Appendix, (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 2.1 of this Tax Appendix. In exercising their discretion under this Section 3, the Manager shall take into account future Regulatory Allocations under Section 2.

SECTION 4—SPECIAL RULES.

(a) Restatement of Book Value. In accordance with Regulation Section 1.704-1(b)(2)(iv)(f), the Manager may, upon the occurrence of the events specified in such Section of the Regulations, revalue the Company’s property and assets (including intangible assets such as goodwill) as well as the Members’ Capital Accounts.

(b) Prorations. For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly, interim closing of the books, or other basis, as determined by the Manager using any permissible method under Code Section 706 and the Regulations thereunder.

(c) Allocations Among Classes. Except as otherwise provided in this Agreement, all Profits and Losses allocated to the Members as a group, or among a class of Members as a group, shall be allocated among them in proportion to their respective units for such group or class.

SECTION 5—TAX ALLOCATIONS: CODE SECTION 704(C).

(a) In General. In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Book Value (computed in accordance with Section 1(a) of this Tax Appendix).

(b) Revaluation. If the Book Value of any Company asset is adjusted pursuant to Section 1(a) and Section 4(a) of this Tax Appendix, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(c) Elections. Any elections or other decisions relating to allocations pursuant to Code Section 704(c) shall be made by the Manager in its sole and absolute discretion provided such elections and decisions conform to the Regulations. Allocations pursuant to this Section 5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

SECTION 6—TAX ELECTION.

In the event of a transfer of all or part of an Interest of a Member, or upon the distribution of cash or other property to a Member, the Company may, but shall not be obligated to, elect pursuant to Section 754 of the Internal Revenue Code to adjust the basis of the Company’s assets. The determination to make such election shall be within the absolute discretion of the Manager, and the Manager may, in its discretion, require one or more Persons likely to benefit from such election to pay the additional accounting and other expenses associated with making such election.